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                     MILLER, MAYER, SULLIVAN & STEVENS LLP
                         CERTIFIED PUBLIC ACCOUNTANTS
                      "INNOVATORS OF SOLUTION TECHNOLOGY"


                         INDEPENDENT AUDITOR'S CONSENT


Board of Directors
CKF Bancorp, Inc.


We consent to incorporation by reference in the registration statement
(No. 33-83972) on Form S-8 of CKF Bancorp, Inc. of our report dated January 24, 1997, relating to the consolidated balance sheets of CKF Bancorp, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report is incorporated by reference in the December 31, 1996 annual report on Form 10-K of CKF Bancorp, Inc.



/s/ Miller, Mayer, Sullivan & Stevens

Lexington, Kentucky
January 24, 1997